EXHIBIT 99.18
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AT THE TRUST
Robert G. Higgins                      Investor Relations
Vice President, General Counsel        L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com




FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 30, 2001




    BANYAN STRATEGIC REALTY TRUST PEGS COMPLETION OF LITIGATION AS
                 PRIMARY FOCUS OF LIQUIDATION STRATEGY


OAK BROOK, ILLINOIS -- NOVEMBER 30, 2001 -- BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that its Board of Trustees has determined that completion of the pending litigation between the Trust and its suspended president Leonard G. Levine will be the primary focus of its liquidation strategy going forward.

The Trust, which adopted a Plan of Termination and Liquidation in January of 2001 and subsequently sold 85% of its portfolio in a single transaction in May of 2001, suspended Mr. Levine on August 14, 2000. Following the suspension, the Trust sought a judicial determination, pursuant to the terms of Mr. Levine's employment contract, that the Trust had and has just cause to terminate the contract.

The lawsuit, filed in October of 2000 against Mr. Levine, is still pending.

Significant discovery has been accomplished by the Trust and additional discovery is contemplated. The court has previously ordered that all written fact discovery be completed by January 31, 2002, and that all non-expert depositions be completed by April 30, 2002. A trial is anticipated in the fourth quarter of 2002 or the first quarter of 2003. Including costs, fees and potential damages, the suit and Levine's counterclaim involve more than $2 million.

L.G. Schafran, Interim President, CEO and Chairman of the Board of Trustees of the Trust, commenting on the Trust's announcement, stated: "In view of the amounts at stake in the Levine litigation, and based upon the Trust's assessment of the likelihood of success, we have determined to postpone dissolution of the Trust until after the litigation has run its course.
Our remaining properties will continue to be marketed for sale and/or lease, and will be disposed of as conditions warrant. However, we believe the adoption of this strategy allows our shareholders to obtain the full benefit of the anticipated result of this litigation and may have the added value of allowing the real estate markets to recover as we await the outcome. We intend to continue our policy of making liquidating distributions when, and as often as, circumstances permit."

Since the adoption of the Plan of Termination and Liquidation, the Trust has distributed a total of $4.95 per share to its shareholders. In light of today's announcement, the Trust currently believes that it is unlikely that the Trust's liquidation will be completed by the end of 2002, as previously anticipated.





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BANYAN STRATEGIC REALTY TRUST
ADD 1




Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) which, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in three real estate properties located in Atlanta, Georgia; Huntsville, Alabama; and Louisville, Kentucky. As of this date the Trust has 15,496,806 shares of beneficial interest outstanding.


Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000, and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in the Trust's Form 10-Q for the quarter ended September 30, 2001, which was filed with the Securities and Exchange Commission on November 14, 2001. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.




                   For more information please go to
            Banyan's website at http://www.banyanreit.com.



































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